Exhibit 10.55

*Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

COMMERCIALIZATION AND DISTRIBUTION AGREEMENT

This Commercialization and Distribution Agreement (“Agreement”) is made and entered into as of the 25th day of January, 2022 (“Effective Date”), by and between CAPRICOR THERAPEUTICS, INC., a corporation organized under the laws of the State of Delaware, with its principal office located at 8840 Wilshire Blvd., 2nd Floor, Beverly Hills, California 90211 USA (“Capricor”) and NIPPON SHINYAKU CO., LTD. a corporation organized under the laws of Japan, with its principal office located at 14, Nishinosho-Monguchi-cho, Kisshoin, Minami-ku, Kyoto 601-8550, Japan (“Distributor”). Capricor and Distributor may sometimes individually be referred to herein as a “Party” and together as the “Parties”.

In consideration of the mutual promises contained herein, the Parties agree as follows:

1.DEFINITIONS.  For purposes of this Agreement, the words, terms and phrases when used in this Section 1 or throughout the Agreement with an initial capital letter, shall have the meanings assigned to them unless the context otherwise requires:

1.1“Affiliate” means any person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with a Party, during the term of this Agreement and only so long as such control exists. For purposes of this definition, “control” means the power to direct the management and policies of such person or entity directly or indirectly, whether through ownership of voting or other equity securities, by contract or otherwise, and shall include entities which become Affiliates after the Effective Date.

1.2“BLA” means a Biologics License Application as defined by the FDA as a request for permission to introduce, or deliver for introduction, a biologic product into interstate commerce.

1.3“Cell Therapy” means the administration of living cells to a patient for the treatment of a disease or condition.

1.4“Chemistry, Manufacturing and Controls (“CMC”)” means the body of information that defines the manufacturing process and the quality control release testing, specifications and stability of the Product together with the manufacturing facility and all of its support utilities, including their design, qualification, operation and maintenance for regulatory compliance in the Territory.

1.5 “Commercially Reasonable Efforts” means with respect to a party, those efforts and resources consistent with those typically applied by a biopharmaceutical or biotechnology company of comparable size and resources to such party and its affiliates to a product that is at a similar stage of development or commercialization and has similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labelling, present and future market potential, competitive conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors.

1.6“Competing Products” means any Cell-Therapy product used as a therapeutic for DMD.

1.7“Customers” means hospitals or other healthcare providers equipped with pharmacy services and cold storage capabilities.

1.8“DMD” means Duchenne muscular dystrophy.

1.9“FDA” means the United States Food and Drug Administration.

1.10“First Commercial Sale” means, with respect to a Product in the Territory, the first bona fide commercial sale to a third party of such Product following Marketing Approval. Sales or other dispositions by Capricor for clinical trial or other scientific testing purposes, or under early access or compassionate use programs, shall not constitute a First Commercial Sale.

1.11 “Governmental Authority” means any government or any court, administrative agency or commission or other governmental or regulatory authority or agency and shall also include any quasi-governmental authority or agency with jurisdictional or regulatory authority over any activity contemplated by this Agreement.

1.12“Interim Analysis” means an analysis of data that is conducted before all data collection has been completed.

1.13“Marketing Approval” means all approvals, licenses, registrations or authorizations of any Governmental Authority necessary for the manufacturing, use, storage, import, transport and sale of Products in the Territory.

1.14“Net Sales” is defined on Exhibit A hereto.

1.15“Person” means an individual, corporation, partnership, limited liability company, unincorporated syndicate, association or organization, trust, trustee, executor, administrator or other legal representative, governmental authority or agency, or any group of Persons acting in concert.

1.16“Product(s)” means the Cell Therapy product using human allogeneic cardiosphere-derived cells (“CDCs”), developed by Capricor and known as “CAP-1002”, used for the treatment of diseases and symptoms in humans for DMD.

1.17“Product Specifications” means specifications for the Product set forth on the product packaging and/or the written instructions for use accompanying the Product.

1.18“Purchase Order(s)” means a formal offer to buy a specified number of units of Product at a specified price within a specified timeframe.

1.19“Regulations” means all laws, statutes, rules, regulations (including, without limitation, all health and safety legislation) of the Territory in which the Products are sold by Distributor.

1.20“Supply Price” means the price at which Capricor shall sell the Products to Distributor determined in accordance with the provisions set forth on Exhibit A.

1.21“Territory” means the United States of America. (“U.S.”), including the territory of Puerto Rico.

1.22“Trademarks” means the Trademarks of Capricor listed on Exhibit B, together with any further trademarks and trade names of which Capricor may become the proprietor or which Capricor may have the right to use on or in relation to the Products at any time during the term of this Agreement, and in each case which Capricor adds to Exhibit B in its sole discretion.

1.23“Transfer Price” means the price paid by Distributor to Capricor on the initial Delivery of the Product, as set forth on Exhibit A.

2.   PRODUCT DEVELOPMENT BY CAPRICOR

 2.1     Obligations Regarding Preclinical Development. Capricor shall complete any tests or studies necessary and/or desired to complete the preclinical development of the Product for DMD which Capricor, in its discretion, believes to be necessary to advance the clinical development of the Product and the ability to obtain regulatory approval thereof. The costs and expense associated with preclinical tests or studies shall be the sole responsibility of Capricor.

 2.2    Obligations Regarding Clinical Development of CAP-1002. Capricor shall have the obligation to sponsor and conduct a Phase-3 clinical trial of CAP-1002 for the treatment of DMD, the IND for such trial having been cleared by the FDA (the “HOPE-3 Trial”). The protocol for the HOPE-3 Trial will be determined by Capricor pursuant to guidance given by the FDA. Capricor will keep Distributor advised as to the progress of the HOPE-3 Trial and Distributor may offer advice to Capricor in connection therewith.  Notwithstanding the foregoing, all decisions with respect to the conduct of the HOPE-3 Trial will be made by Capricor. The costs and expense of the HOPE-3 Trial shall be the sole responsibility of Capricor.

 2.3CMC Studies.  Capricor shall conduct those CMC studies and gather applicable data required by FDA at Capricor’s sole cost and expense.

 2.4    Manufacturing and Marketing Approval.  Capricor shall be responsible for determining whether to submit a BLA based on the results of the Hope-3 Trial and shall use Commercially Reasonable Efforts to (a) obtain Marketing Approval for the Product in the Territory, and (b) manufacture the Product for clinical and commercial purposes, in each instance at its sole cost and expense.

 2.5    Pharmacovigilance and Post-Marketing Surveillance. Capricor shall be responsible for any safety surveillance related to pharmacovigilance and post-marketing surveillance required for the Product in the Territory with such assistance from Distributor as may be requested by Capricor. Distributor will provide Capricor with ready access to all materials, data and other information on clinical use and related matters on a timely basis to enable compliance with all regulatory and quality requirements, including, but not limited to, U.S. 21 CFR 314.80. Capricor shall be responsible for the out-of-pocket costs thereof but shall not be required to reimburse Distributor for Distributor’s time or efforts in providing such information to Capricor. The details of each Party’s role in relation to the above-mentioned safety surveillance shall be separately set forth in another agreement.

       2.6       Joint Steering Committee.

           2.6.1     Establishment of Committee.  Within thirty (30) days after the Effective Date, Capricor and Distributor will assemble a Joint Steering Committee (the “JSC”). Initially, the JSC will be composed of at least two, but no more than four, representatives of each Party, with an equal number appointed by each of Capricor and Distributor. Each Party will provide a list of its representatives to the other Party within thirty (30) days after the Effective Date. Each Party will promptly notify the other Party in writing of any change in its appointed representatives. Each Party may invite its employees and its Affiliates’ employees and consultants to attend meetings of the JSC who are bound to obligations of confidentiality, non-use, and assignment of inventions similar to those of that Party’s members of the JSC.

       2.6.2     Meetings. The JSC will hold its first meeting within ninety (90) days of the Effective Date. While in existence, the JSC will meet at least on a quarterly basis by audio or video teleconference or in person, to be agreed by the Parties. After Marketing Approval is obtained for the Product, the JSC will meet at least on a quarterly basis by audio or video teleconference or in person, to be agreed by the Parties. Each Party will bear its own costs relating to any JSC meeting. The Parties will endeavour to schedule meetings of the JSC at least two (2) months in advance or as necessary to resolve any matters requiring a joint decision,

       2.6.3     Responsibilities. The duties of the JSC will include, but not be limited to, reviewing the progress of the HOPE-3 Trial and clinical development, making determinations as to forecasts, pricing, Minimum Sales Requirements (as hereinafter defined), monetary disputes and such other matters that may require the joint decision of the Parties, in each case, subject to the applicable provisions set forth in this Agreement. Distributor shall have the right to render advice to Capricor with respect to the HOPE-3 Trial and Capricor will give good faith consideration to Distributor’s suggestions provided on a timely basis, but all final decisions with respect to the conduct and operations of the HOPE-3 Trial shall be made by Capricor.

2.7       Call Center.  Capricor shall, at its own cost and expense, be responsible for setting up and operating a call center to receive any inquiry or information related to the Product from Customers. The details of each Party’s role in relation to such call center shall be separately set forth in another agreement.

3.PAYMENTS TO CAPRICOR FOR PRODUCT DEVELOPMENT

       3.1      In consideration of the costs and expenses incurred by Capricor in connection with all pre-clinical, clinical, CMC and commercial development of the Product, Distributor shall pay to Capricor Thirty Million U.S. dollars (US$30,000,000) upon the execution of this Agreement, provided that such payment shall be made by Distributor within thirty (30) days from Distributor’s receipt of the invoice thereof from Capricor. The payment made to Capricor specified in this Section 3.1 shall be non-refundable and non-creditable.

       3.2     Product Development Milestones.  In addition to the payment set forth in Section 3.1 above, Distributor shall pay to Capricor within thirty (30) days after Distributor’s receipt of an invoice of the milestone payment and documents evidencing the achievement of the relevant milestone, the following amounts:

    3.2.1 [***];

    3.2.2 [***]; and

    3.2.3   [***].

4.  APPOINTMENT OF DISTRIBUTOR

       4.1Appointment.

4.1.1Subject to the terms and conditions set forth herein, Capricor hereby appoints Distributor, and Distributor hereby accepts such appointment, to serve during the term of this Agreement as Capricor’s exclusive (even as to Capricor, subject further to Section 4.1.2) distributor of the Product in the Territory (subject to Section 4.4). Except as may be permitted under Section 4.2 hereof, Distributor shall only distribute the Products directly to Customers located in and for use exclusively in the Territory. Distributor shall be entitled to describe itself as Capricor’s “Authorized Distributor” solely for the Products in the Territory. Distributor is not authorized to, and shall not, do business in Capricor’s name or hold itself out as Capricor’s sales agent (but rather as an authorized distributor) of the Products or as being entitled to bind or obligate Capricor in any way.

4.1.2For so long as this Agreement is in full force and effect and Distributor is not in breach or default hereunder, which breach or default has not been cured pursuant to Section 15.2.1 of this Agreement, Capricor shall not sell, nor appoint any other distributors to sell the Product in the Territory, without the written consent of Distributor; provided, that Capricor shall have the right (directly and/or through its distributors) to:

        (a)   distribute Products to customers within the Territory other than through Distributor if and to the extent Distributor is unable to so distribute the Products due to (a) regulatory requirements; (b) Distributor's failure to meet its Minimum Sales Requirements, subject to Section 5.2; or (c) Distributor being otherwise prohibited or prevented from selling and/or distributing the Products or refusing or being unable to sell and/or distribute the Products to any Customer or class of Customers other than by Customer decision; and

(b)   sell and distribute CAP-1002 through relationships that do not include Distributor for indications other than for DMD; provided that Capricor shall clearly indicate to any third parties to whom Capricor intends to sell Products, that Distributor is Capricor’s “Authorized Distributor” for the Products in the Territory for the DMD indication and Capricor shall promptly forward all inquiries regarding purchase of the Product in the Territory received by Capricor for use in the DMD indication to Distributor.

4.1.3  If the Parties agree to expand the grant of rights to Distributor to cover indications other than DMD, the terms of such expansion shall be set forth in an addendum to this Agreement which will set forth the responsibilities of the respective Parties, remuneration to Capricor, sales and other milestones, and other matters to be agreed upon by the Parties.

4.1.4  This Agreement shall in no way limit the right of Capricor, its Affiliates, sublicensees, distributors or other appointees to market, sell or otherwise distribute the Product outside the Territory, subject to the provisions contained in Article 17.

4.1.5   If during the term of this Agreement, both Parties concur that any patent rights held by third parties would be infringed by the sale of Product in the Territory pursuant to this Agreement, Capricor shall use Commercially Reasonable Efforts to acquire such rights at its sole responsibility and expense.

       4.2Subdistributors.  Distributor shall not, without the prior written consent of Capricor, appoint any subdistributors or agents (including the replacing of any previously approved subdistributors) to promote, market, sell and distribute the Product within the Territory; provided, however, that Distributor may enter into a subdistribution agreement with its Affiliate, NS Pharma, Inc., a corporation organized under the General Corporation Law of the State of Delaware, with its principal office located at 140 East Ridgewood Ave, Suite 280S Paramus, New Jersey 07652 USA (“NS Pharma”), to serve as a subdistributor of the Product in the Territory without further consent from Capricor. In addition, notwithstanding Capricor’s consent to any subdistributor, or Distributor’s appointment of NS Pharma as a subdistributor, Distributor shall at all times remain fully liable for the acts or omissions of its subdistributors and/or agents as if such act or omission was undertaken directly by Distributor, and Distributor hereby agrees to indemnify and hold harmless Capricor from any and all damages, losses, liabilities or expenses (including reasonable attorneys’ fees and costs) arising from the promotion and distribution of the Product in any manner from any act or omission on the part of Distributor’s subdistributors or agents. In addition, any subdistributors permitted to be appointed pursuant to the terms and conditions of this Agreement shall comply with all applicable obligations under this Agreement to the same extent as Distributor. Without amending or limiting Distributor’s obligations in this Section 4.2 or elsewhere in this Agreement, (including in respect of any nonperformance or omissions by NS Pharma), with respect to Article 4, 5, 6, 7, 8, 9, 12 and 15 and Exhibit A and Exhibit D, Distributor may cause NS Pharma to perform and exercise Distributor’s obligations and rights in whole or part. For the avoidance of doubt, Subdistributor shall, in addition to Distributor, be responsible for any breach of Distributor’s obligations under this Agreement assumed by Subdistributor, and any action or claim by Capricor in respect of any breach, act, error or omission hereunder by Distributor or Subdistributor may be brought against either Distributor or Subdistributor, and each of Distributor and Subdistributor shall be jointly and severally liable hereunder.

4.3Territorial Responsibility.  Distributor shall use its Commercially Reasonable Efforts to establish sales policies and procedures to realize the maximum sales potential for the Products in the Territory, consistent with applicable Regulations. Without the prior written consent of Capricor, Distributor shall not advertise, promote or seek customers for Products or establish any office through which orders for Products are solicited for use or distribution outside the Territory, nor knowingly sell Products for use outside the Territory. Any requests or inquiries received by potential Customers, whether directly or indirectly, for the purchase of Product for use or distribution outside the Territory shall be referred to Capricor.

4.4Competing Products.  Distributor agrees that any efforts by Distributor to sell Competing Products in the Territory would constitute a conflict of interest with respect to Distributor’s obligations to Capricor to market and sell the Products. During the term of this Agreement, neither Distributor, its Affiliates, nor any of its subdistributors shall, either directly or indirectly, without Capricor's prior written consent:

4.4.1 market or promote any product or accept orders through agents or otherwise, to or from any Customer or any Affiliate of any Customer for any Competing Product in the Territory;

4.4.2 develop or manufacture any Competing Product in the Territory; or

4.4.3  market to or solicit orders from, or distribute any Product through distributors, agents, or otherwise, to or from any Customer, any Affiliate of any Customer or any third Person located outside of the Territory.

4.5Independent Contractors.  The relationship of Distributor to Capricor established by this Agreement is that of an independent contractor, and nothing contained in this Agreement shall be construed so that Distributor will be deemed to be an employee, agent, joint venturer, co-owner or otherwise a participant in a common undertaking. Each Party shall be solely responsible for its own financial obligations associated with its respective business. Neither Party shall have, nor represent itself as having, any right or authority to obligate or bind the other in any manner whatsoever. All sales and other agreements between Distributor and its Customers are Distributor’s exclusive responsibility.

4.6      Reservation of Rights.  Except as expressly provided in this Article 4, no right, title, license or interest is granted, whether express or implied, by Capricor to Distributor, and nothing in this Agreement shall be deemed to grant to Distributor rights in any products or technology other than the Products (and with respect to the Products solely as set forth herein), nor shall any provision of this Agreement be deemed to restrict Capricor’s right to exploit the technology or other intellectual property rights relating to the Products in products other than the Products. Subject to Article 17, Distributor acknowledges and agrees that Capricor has and retains the right to appoint other authorized distributors, licensees or resellers of the Products outside the Territory without restriction and without any obligations to Distributor.

5.GENERAL OBLIGATIONS OF DISTRIBUTOR

5.1Forecasts.  At least ninety (90) days prior to the anticipated approval of the BLA, the JSC shall meet to decide upon a twelve (12) month unit forecast indicating Distributor’s intended purchases of Products during each month of such period as well as such other information as Capricor may reasonably request in the format reasonably specified by Capricor from time to time. Such forecasts shall be updated by Distributor on a rolling quarterly basis for each new twelve (12) month period following the preceding quarter, which updated forecast must be received by Capricor no later than the last day of the second month of the applicable quarter during the term of this Agreement. Such rolling forecasts shall be used for the purpose of meeting the lead times required by Capricor. The first three months of this initial forecast and the first three months of each subsequent updated 12-month forecast delivered hereunder shall be binding on the Parties and shall be covered by a firm Purchase Order for a quantity of Products not less than that forecasted for such quarterly period. Capricor shall review the 12-month forecasts provided by Distributor and upon accepting the 12-month forecast, Capricor shall provide the volume of Products specified by Distributor in such 12-month forecast. Capricor may, in its discretion, reject Purchase Orders calling for quantities exceeding the 12-month forecasted quantities but shall be under no obligation to do so. If the Parties are unable to agree on the forecast herein, such forecast shall be determined by Expert Determination pursuant to the procedure set forth in Section 18.3.2 below. The cost of such Expert Determination shall be borne equally by the Parties.

5.2Sales.  Distributor shall use its Commercially Reasonable Efforts to achieve the First Commercial Sale of the Product as promptly as practicable following Marketing Approval and notification by Capricor that the Products are ready for Delivery, and to make sales of the Products to Customers in the Territory. For clarification, Capricor agrees that (i) Distributor has the right to choose to whom it sells the Products in its sole discretion so long as such sale is to a Customer (as defined in Section 1.7), and (ii)

Distributor may refuse a Customer’s order in its sole discretion. Distributor shall not sell any expired Products, and Capricor shall not have any responsibility under this Agreement with respect to any such expired Products, including, without limitation, any obligation to repurchase or replenish expired Products.

5.2.1Minimum Sales Requirements.  During the term of this Agreement, Distributor shall be required to sell a certain minimum number of Products in the Territory (“Minimum Sales Requirements”) during each calendar year of this Agreement commencing with the year in which the BLA is approved and ending upon termination or expiration of this Agreement. Within ninety (90) days prior to the anticipated date of approval of the BLA and within ninety (90) days prior to the beginning of each of Distributor’s calendar years thereafter during the term of this Agreement, the JSC shall meet and attempt to come to an agreement on the Minimum Sales Requirements for each calendar year following BLA approval. If the Parties are unable to agree on such amounts, the Minimum Sales Requirements shall be determined by Expert Determination pursuant to the procedure set forth in Section 18.3.2 below. The cost of such Expert Determination shall be borne equally by the Parties.

5.2.2    Shortfall in Minimum Sales.   Distributor shall notify Capricor within thirty (30) days following the end of each calendar year whether it has achieved the Minimum Sales Requirements for that year and shall include a reasonably detailed calculation of any shortfall in sales of Products. [***].

5.2.3   Failure to Meet Minimum Sales Requirements.

(a)  Initial 24-Month Period.  [***].

(b)   Subsequent 12-Month Periods.  Following the end of initial 24-month period, the Minimum Sales Requirements shall be determined no later than the last day of September in the preceding year of each calendar year for which such Minimum Sales Requirements shall be applicable. If Distributor fails to meet its Minimum Sales Requirements for any such calendar year, [***].

(c)   Continuous Failure to Meet Minimum Sales Requirements.  If Distributor fails to meet its Minimum Sales Requirements for [***] during the term of this Agreement, [***].

5.2.4     Payment of Sales Milestones.  Upon reaching the Sales Milestones set forth in Exhibit C, Distributor shall pay to Capricor those amounts set forth on said Exhibit C, attached hereto. Distributor shall notify Capricor within thirty (30) days of achieving each applicable Sales Milestone and Distributor shall pay Capricor the respective accrued and payable Sales Milestones within thirty (30) days of receipt of an invoice from Capricor with respect thereto. For purposes of calculating the Sales Milestones, the Net Sales shall be calculated based on the quarterly gross sales of the Product by Distributor, subdistributors, agents or other Persons during the term of this Agreement. If Distributor achieves more than one Sales Milestone in a given calendar year, each Sales Milestone amount shall accrue and be payable as and when achieved. The payment(s) made to Capricor specified in Exhibit C shall be non-refundable and non-creditable.

5.3Customer Training.  Distributor shall train its Customers with respect to the use, handling, storage and administration of the Products sold in the Territory pursuant to the instructions for use accompanying the Products.

5.4 Market Access, Pricing, Marketing and Promotion of the Products.  Distributor shall at its own expense, be responsible for market access, patient advocacy, reimbursement and patient support, and shall at its own expense, vigorously promote the sale of the Product in a manner that preserves the existing goodwill and promotes the good image of the Product and of Capricor in the Territory as soon as Marketing Approval for the Product has been obtained. Such promotion shall include, without limitation, distributing promotional and marketing materials in the Territory, detailing the Product on the Product website, and advertising the Product as permitted by the applicable Regulations within the Territory to the extent determined by Distributor.

5.4.1   Promotional Materials.  Distributor shall discuss with Capricor the contents of any promotional or marketing literature or materials created by the Distributor for the Products prior to their use or distribution in the Territory. Such materials must be consistent with Capricor’s approved indications for use and guidelines for the Products and all Regulations and related requirements and must be approved by Capricor. Capricor shall not unreasonably withhold or delay such approval. Capricor shall allocate an adequate sales and marketing staff to discuss with Distributor regarding the contents of such promotional or marketing literature or materials. The Distributor may use any marketing materials which may be provided by Capricor. Capricor will own all right, title, and interest in all promotional and marketing materials related to the Products, provided that Capricor shall not own any right, title, and interest related to Distributor’s pharmaceutical products other than those related only to the Products. Distributor hereby irrevocably transfers, conveys and assigns to Capricor in perpetuity all right, title, and interest in such materials, including all copyrights, the right to make derivative works and collective works with respect thereto. For clarification, Distributor shall have a non-exclusive right to use such promotional and marketing materials and with respect thereto solely in the performance of its obligations hereunder during the term of this Agreement.

5.5Distributor’s Obligations.   Distributor shall have the following specific obligations with respect to the handling and distribution of the Products:

5.5.1to comply with all quality requirements as set forth in a quality agreement to be prepared and executed by the Parties (“Quality Agreement”);

5.5.2 to respond promptly to all inquiries from Customers, including complaints and reports of adverse events and other Product incidences and to advise Capricor promptly of all such matters in accordance with the provisions set forth in the Quality Agreement;

5.5.3to investigate diligently all leads with respect to potential payors and Customers in the Territory referred to it by any source, including Capricor, and to provide adequate contact with existing and potential payors and Customers within the Territory on a regular basis, consistent with good business practices;

5.5.4to permit, upon reasonable notice, (a) Capricor personnel and/or (b) individuals designated by Capricor and bound to a duty of confidentiality by written agreement with Capricor, to visit Distributor’s place of business and Distribution Warehouse (as hereinafter defined) and inspect its inventories, records, and other relevant documents pertaining to the Products and/or Distributor’s performance of its obligations under this Agreement, which inspections shall be limited to records relating to inventory management and product traceability for the sole purpose of ensuring compliance by Distributor with the terms and conditions of this Agreement; and

   5.5.5to maintain an adequate staff of trained and qualified sales and medical affairs personnel dedicated to the Product and, upon the request of Capricor, to make such personnel available for orientation and training with respect to the selling, use and handling of the Products.

   5.5.6    Distributor shall establish a distribution warehouse (the “Distribution Warehouse”) whereat it will receive all Products purchased from Capricor. The Distribution Warehouse will have the storage capabilities designed to hold the Products in accordance with the specification set therefor in accordance with the Quality Agreement. All Products sent to Distributor’s Customers shall be shipped from the Distribution Warehouse at Distributor’s sole cost and expense. Once Product is delivered to the Distribution Warehouse, Distributor shall bear the risk of loss thereof. Except as otherwise agreed, Distributor will adhere to existing receiving, storage, and shipping practices including such practices applicable to time-/ temperature-sensitive requirements set forth in the Quality Agreement and Distributor will be responsible for the management of the Distribution Warehouse at its own cost and expense.

5.6Shipments to Customers.  Distributor shall be solely responsible for all shipping and transportation costs for all shipments of the Products from the Distribution Warehouse to Customers and will be responsible for freight claims and resolving with Customers any disputes regarding product deliveries, shortages, and overages.

5.7Post-Sales Service.

5.7.1Credit and Collection.  Distributor shall be responsible for all collection and credit approval processes for all invoices. Distributor shall have the sole authority to issue credits and resolve Customer issues. Distributor shall communicate with Capricor regarding same if there are recurring problems that may affect Capricor’s responsibilities.

5.7.2Product Complaints.  Customer complaints will be logged by Distributor in accordance with the Quality Agreement and forwarded to Capricor’s Vice President of Regulatory Affairs (or such person's designee) at a frequency to be agreed upon by the Parties or otherwise required by the Regulations. Such complaints may be escalated for resolution per applicable regulatory procedures.

5.8   Pricing/Billing.  Within thirty (30) days after the filing of the BLA, the JSC shall meet and endeavour in good faith to arrive at the agreed wholesale price, and range of applicable discounts, at which Distributor will be selling the Product to its Customers. If the Parties fail to come to an agreement, the JSC will retain a third-party consulting firm with experience in pricing and reimbursement for orphan drugs to advise on the appropriate price and applicable discount ranges for the Product. If the Parties are unable to agree on such price and ranges, the pricing and discount ranges shall be determined by Expert Determination pursuant to the procedure set forth in Section 18.3.2 below. The cost of such consulting firm and Expert Determination shall be borne equally by the Parties. Distributor will negotiate the delivered price within the discount ranges for the Product and Distributor shall be responsible for processing all billing to the Customer.

5.9Regulations; Compliance.

5.9.1 Distributor shall comply fully with all Regulations as they relate to the Products in the Territory, including the storage, promotion and sale of the Products. Distributor shall monitor the appropriate information sources closely for changes in such Regulations and other requirements in the Territory and will notify Capricor promptly in writing of any and all such changes.

5.9.2 Without limiting the foregoing provisions of this Section 5.9, Distributor shall comply with all necessary government and regulatory requirements regarding the importation, marketing, and distribution of Products in the Territory. These include, but are not limited to, specific requirements for traceability, vigilance, complaint reporting and handling. Distributor shall not sell or distribute Products in the Territory until such time as all regulatory/marketing licenses and approvals required by the specific Regulations of the Territory have been obtained. Distributor shall allow Capricor or a Capricor-authorized party to assess, periodically, Distributor’s compliance with the aforementioned standards.

5.10Representations. Neither Distributor nor any of its agents, employees, representatives or subdistributors shall (i) market or promote the Product for uses other than the indications and protocols approved by the FDA (i.e., no “off-label” promotion), (ii) make any false or misleading representations to Customers or others regarding Distributor, Capricor or the Products, or (iii) make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with Capricor’s documentation accompanying the Product or Capricor’s literature describing the Product. Neither Distributor, nor any of its agents, employees or representatives may change, extend, or alter any representation or obligation which is binding upon Capricor or its Affiliates.

5.11Governmental Requirements; Regulatory Affairs.  Except as otherwise provided herein, Distributor shall be responsible for compliance with all requirements established by Governmental Authorities within the Territory applicable to its activities under this Agreement. Distributor shall provide Capricor with all reasonably required support to comply with any local regulatory law and requirements including, but not limited to, assisting and executing all documents necessary to satisfy all regulatory requirements in the U.S and the individual states in which the Products are distributed, whenever it is mandatory or necessary to register the Product in that state.

5.12Expenses.  Except as otherwise expressly provided herein, Distributor assumes full responsibility for all costs and expenses which it incurs in carrying out its obligations under this Agreement, including but not limited to all rentals, salaries, commissions, advertising, demonstration, travel and accommodation expenses, without the right to reimbursement for any portion thereof from Capricor.

5.13Insurance.  Distributor shall obtain and keep in full force and effect during the term of this Agreement and for a minimum of three (3) years thereafter, one or more policies of liability insurance which shall cover all liabilities of Distributor, whenever arising, attributable to the activities of Distributor, its agents, employees, representatives and subdistributors under this Agreement. [***]. Such policies shall not be cancellable without thirty (30) days prior written notice to Capricor. Capricor shall have the option to be designated as an additional named insured under each such policy and shall be provided with a certificate of insurance within thirty (30) days after the issuance of such policy and each renewal thereof. All policies of insurance maintained by Distributor under this Section 5.13 shall be taken out with insurance companies holding a Financial Strength Rating of at least “A-VII”, as set forth in the most current issue of Best’s Insurance Reports.

5.14Packaging and Labelling.  Distributor shall not package or label any Products and shall not alter any Product or any package or label used in connection with any Product, except as specifically authorized in writing by Capricor. In the event Capricor shall authorize or require repackaging or re-labeling, Distributor shall comply with the instructions given by Capricor at Capricor’s expense. If requested by Capricor in writing, Distributor shall initiate the translation of all user and technical manuals, advertising and marketing information provided by Capricor into the languages of its Customers in the Territory and provide Capricor with advance copies of all such materials for written approval by Capricor (which approval shall not be unreasonably withheld). Any translations in the possession of Capricor as of the Effective Date shall be offered to Distributor free of charge. Capricor shall own all such translations and all related intellectual property rights in and to such translations, and Distributor hereby assigns to Capricor all right, title and interest it may have therein and thereto; provided, however that Distributor shall have a non-exclusive right to use such translations solely in the performance of its obligations hereunder during the term of this Agreement.

5.15Tracking of Products.  Distributor shall keep adequate records to enable the tracking of the Products sold as more particularly set forth in the Quality Agreement (collectively, “Traceability Information”). During the term of this Agreement and for a period of at least that time required by applicable Regulations (but in no case for less than ten (10) years following termination or expiration of this Agreement), Distributor shall comply with all applicable information security and privacy legal requirements with respect to the collection, storage and processing of Traceability Information, including privacy notice requirements and data subject rights under applicable Regulations, and Distributor shall be solely responsible for the protection and security of Traceability Information while under its or any third party agent’s control, including with respect to any data security incidents that may affect such data. Distributor shall keep complete and accurate historical records of the information described in this Section 5.15. Capricor shall have the right, at any time upon no less than seven (7) days’ notice, to verify that such records are being properly maintained by Distributor and to receive copies of such records upon Capricor’s request. The requirements of this Section 5.15 shall survive the termination or expiration of this Agreement for the duration of Distributor’s collection and storage obligations. In the event at the expiration of the tenth year following the termination or expiration of this Agreement (or such longer period if required by applicable Regulation), Distributor does not want to retain such records, Distributor may notify Capricor of its intention to destroy such records, and upon Capricor’s election, shall deliver such records to Capricor for its retention thereafter.

5.16     Sales Reports. No later than thirty (30) days after the end of each month during the term of this Agreement, Distributor shall provide Capricor with a comprehensive monthly sales report (the “Monthly Sales Report”) summarizing the sales of the Product during the preceding month. Such Monthly Sales Report shall include, at a minimum, the following: (a) the total number of units sold by Distributor, its Affiliates (and its or their subdistributors); (b) gross revenue in U.S. dollars, (c) the average selling price in U.S. dollars; (d) any deductions from gross revenue or average selling price taken with respect to such Product to arrive at Net Sales (with reasonable supporting detail provided to enable Capricor to affirm and verify such deductions) of Product during such period; and (e) the approximate figure of the aggregate Supply Price that has accrued and is payable with respect to Product sales during such period.

5.17Record Retention.  During the term of this Agreement and for a period of at least ten (10) years following the termination or expiration hereof, Distributor shall keep complete and accurate historical records of the sales information described in this Section 5.17. Within thirty (30) days after completion of the Distributor’s annual audit, Distributor shall have its independent auditors confirm in writing to Capricor that the sales reports delivered to Capricor by Distributor are consistent with the findings of the annual audit. Nothing contained in this Section shall reduce the obligations of Distributor set forth in Section 5.16 above.

5.18Permits.   Capricor shall be responsible, at its expense, for obtaining Marketing Approval for the Product from the FDA and any other applicable regulatory authority.   Distributor shall be responsible, at its expense, for obtaining and maintaining all licenses and permits necessary for the distribution and sale of the Products in the Territory, including delivery of the Products from the Distribution Warehouse to Customers in the Territory.

6.GENERAL OBLIGATIONS OF CAPRICOR

6.1Information.   Capricor shall provide Distributor with (a) technical information concerning the Products, (b) limited quantities of Capricor’s instructional materials, sales literature, if any, and (c) available clinical, preclinical, CMC, data and other Product data that Capricor has or obtains during the term of this Agreement, with all such information, materials and data printed in the English language.

6.2Training by Capricor.  Capricor shall provide training to Distributor at Capricor’s sole cost and expense (other than the cost and expense of Distributor’s trainers’ travel costs which shall be borne by Distributor, if any), on the use, storage, handling and shipping requirements for the Products. As part of such training, Capricor shall, at a time that is mutually agreed to by both Parties, conduct an initial Product training session for qualified personnel designated by Distributor. Additionally, Capricor shall conduct a “train the trainer” session with the relevant individuals of Distributor who will be responsible for Customer training. The timing and location of trainings shall be mutually agreed to by the Parties.   Capricor shall provide on-going Product training for Distributor personnel as reasonably requested by Distributor.

6.3      Product Labelling.  Capricor shall provide labelling for the Products which is compliant with the Regulations. Distributor shall not re-label Products supplied to Distributor by Capricor hereunder without the prior written consent of Capricor.

6.4Regulatory Approval.

6.4.1 BLA Approval.  As soon as reasonably practicable, Capricor shall use Commercially Reasonable Efforts to obtain in its own name and at its own expense Marketing Approval for the Product in the U.S. Capricor shall provide Distributor with notice and a copy of the BLA related to the Product promptly after receipt thereof.

6.4.2Other Approvals.  If any additional approvals are necessary to market the Products in the Territory according to the Regulations, Capricor shall use Commercially Reasonable Efforts to obtain those approvals as soon as reasonably practicable at its own expense.

6.4.3Product Registrations and Certifications.  Capricor shall obtain all necessary registrations and certifications for the Products, and Distributor shall assist Capricor in obtaining such registrations and certifications, provided that Distributor shall not attempt to obtain any such registration or certification in its own name. The Parties understand and agree that Capricor itself, or through its agents (but not including Distributor), shall have the sole right to correspond with and submit regulatory applications and other filings to the applicable Governmental Authorities to obtain approvals to import, export, sell or otherwise commercialize the Products. Accordingly, Distributor shall not correspond directly with any Governmental Authority relating to the process of obtaining approvals for Products, without Capricor’s prior written consent, unless mandated by applicable Regulations, and in such case, Distributor shall in advance of such communications, provide Capricor in writing notice of any such correspondence and shall provide Capricor with a copy thereof.

6.5Representations by Capricor.  Neither Capricor nor any of its agents, employees or representatives shall make any false or misleading representations to Customers or others regarding Distributor or the Products.

6.6Insurance.  Capricor shall obtain and keep in force during the term of this Agreement and for a minimum of three (3) years thereafter, one or more policies of liability insurance which shall cover all liabilities of Capricor, whenever arising, attributable to the activities of Capricor, its agents, employees and contractors under this Agreement. [***]. Distributor shall have the option to be designated as an additional named insured under each such policy and shall be provided with a certificate of insurance within thirty (30) days after the issuance of such policy and each renewal thereof. All policies of insurance maintained by Capricor under this Section 6.6 shall be taken out with insurance companies holding a Financial Strength Rating of at least “A-VII”, as set forth in the most current issue of Best’s Insurance Reports.

6.7      Customer Leads.   During the term of this Agreement, Capricor shall refer to Distributor any request it receives either directly or via its Affiliates for the purchase of Products in the Territory.

6.8Marketing Authorization Holder.  Capricor shall be responsible for obtaining and maintaining its status as the marketing authorization holder of the Products for the DMD indication.

7.PURCHASE ORDERS; TITLE and DELIVERY

7.1Terms and Conditions.  All purchases of Products by Distributor from Capricor during the term of this Agreement shall be subject to the terms and conditions of this Agreement, and nothing contained in any Distributor Purchase Orders shall in any way modify such terms and conditions of purchase or add any additional terms or conditions.

 7.2     Delivery.  All Products delivered pursuant to the terms and conditions of this Agreement shall be suitably packed for shipment in Capricor’s designated shipping containers, marked for shipment to Distributor’s Distribution Warehouse at the address specified by Distributor. All freight, insurance, all applicable taxes, import duties, customs fees, similar charges and other shipping expenses for shipments to the Distribution Warehouse, as well as any special packing expense, shall be paid by Capricor pursuant to the DDP (Delivered Duty Paid) the Distribution Warehouse, INCOTERMS 2020 (Distributor’s receipt of the Product at the Distribution Warehouse shall be hereinafter referred to as “Delivery” with a correlative meaning for “Deliver” and “Delivered”). Distributor shall bear all applicable taxes, duties, customs fees and similar charges that may be assessed against the Products following Delivery.

        7.3      Purchase Orders.  Pursuant to this Agreement, the Distributor will submit written purchase orders (“Purchase Orders”) for the Products consistent with the forecasts set forth in Article 5. Except with respect to the quantity of Products ordered in accordance with the terms and conditions of this Agreement, no additional terms and conditions contained in a Purchase Order shall be binding on

Capricor. Such Purchase Orders shall be subject to Capricor’s standard terms and conditions which may be established during the term of this Agreement and shall be agreed by Distributor when such standard terms and conditions are established or revised.

7.4Acceptance of Purchase Orders.

7.4.1   No Purchase Order shall be binding upon Capricor until accepted by Capricor in writing, and Capricor shall have no liability to Distributor with respect to Purchase Orders that are not accepted. Within ten (10) days after receipt of a Purchase Order, Capricor shall notify Distributor of the acceptance or rejection of a Purchase Order and of the assigned date of Delivery (the “Delivery Date”) for accepted Purchase Orders. Partial acceptances by Capricor shall be permitted. Any portion of a Purchase Order that has not been rejected within such ten (10) day period shall be deemed to have been accepted by Capricor, and Capricor shall notify Distributor of the Delivery Date for the accepted Purchase Order immediately after such ten (10) day period. The Minimum Sales Requirements shall be reduced by an amount equal to any portion of a Purchase Order that has been rejected by Capricor without Due Cause (as hereinafter defined) for the year in which delivery for the rejected quantities was requested by Distributor. Notwithstanding the foregoing, no such reduction shall occur if the Purchase Order, or portion thereof, was rejected for Due Cause. For purposes hereof, the term “Due Cause” shall mean (a) the orders exceed the forecast; (b) the orders were placed during such period of time when Distributor is in arrears with respect to payments to be made pursuant to this Agreement; and (c) Distributor is in material default of its obligations under this Agreement, which default has not been cured within the applicable cure periods set forth in Section 15.2.1 hereof.

7.4.2  No partial shipment of a Purchase Order shall constitute the acceptance of the entire Purchase Order. Capricor shall use Commercially Reasonable Efforts to deliver the Products at the times specified in its written acceptance of Distributor’s Purchase Orders; provided, however, that the failure to Deliver Products by the agreed upon Delivery Date (or Delivery in advance of such Delivery Date) shall not give Distributor any right of rescission with respect to this Agreement or any right to refuse Delivery. However, Distributor shall have the right to rescind the Purchase Order if Capricor has not completed a Delivery of the Products ordered within thirty (30) days after the accepted Delivery Date. In the event Capricor fails to Deliver the quantities which have been ordered by Distributor and accepted by Capricor within thirty (30) days after the scheduled Delivery Date therefor, the Minimum Sales Requirements for the month in which delivery was scheduled shall be reduced by the quantities accepted but not Delivered by the end of such thirty (30) day period.

8.PRICING AND TERMS OF PAYMENT

8.1     Transfer Prices and Supply Prices.

8.1.1Capricor shall supply the Products to Distributor in U.S. dollars at the Supply Price determined in accordance with Exhibit A. Upon Delivery of the Products to Distributor, Distributor shall be obligated to pay to Capricor the Transfer Price for such Products as set forth on Exhibit A. Shipping charges and insurance associated with the shipment of the Products to the Distribution Warehouse shall be borne by Capricor.

8.1.2Payment of Transfer Prices.  Payments of Transfer Prices to be made hereunder shall be due and sent to Capricor by wire transfer within thirty (30) days after the end of each month during the term of this Agreement for all Products Delivered to Distributor in accordance with Section 7.2 during that month. Until payment for the Products is received by Capricor, there shall be no quantities applied to satisfy the Minimum Sales Requirements.

8.1.3Payment of Supply Prices.   Distributor shall report to Capricor the approximate figure of the aggregate Supply Price that has accrued and is payable to Capricor during each monthly period (which amount shall correspond to the Monthly Sales Reports for such period) and revise such approximate figure to the definitive figure quarterly. Payments of Supply Prices accruing under this Agreement, shall be due and sent to Capricor by wire transfer [***] upon receipt of an invoice from Capricor with respect thereto.

8.2     Overdue Payments.  For so long as any payment from Distributor to Capricor shall be overdue, Distributor shall pay (a) interest on the overdue amount at a rate which is [***] per annum of the overdue amount from the date on which such amounts were originally due, or such lower rate as may be the maximum legally permissible rate of interest under similar circumstances in the State of California. Such amounts shall automatically become due on all balances outstanding, and any payments received thereon shall be applied first to the payment of accrued interest.

8.3Taxes.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. Distributor agrees to pay, indemnify and hold Capricor harmless from any sales, use, excise, import or export, value-added, or similar tax or duty, and any withholding taxes or duties not based on Capricor’s net income (“Transfer Taxes”), and all government permit fees, license fees, customs fees or similar fees (“Fees”) levied upon any deliverables under this Agreement or due to any payment to be made pursuant to this Agreement or the sale of the Products, and any governmental penalties for the non-payment of Transfer Taxes, interest, collection costs and withholding costs associated with any of the foregoing items (“Additional Costs”). Transfer Taxes, Fees and Additional Costs required to be paid by Distributor pursuant to this Section 8.3 are in addition to and may not be claimed as a reduction or offset against, any payment due to Capricor hereunder. For clarification, Distributor shall deduct the withholding taxes, if required by applicable laws and Regulations, from the amount paid to Capricor when Distributor pays the amount of the payment provided in this Agreement (including but not limited to the amount specified in Article 3 and Sales Milestones).

8.4No Acknowledgement.  Neither payments made by Distributor nor the acceptance of payments by Capricor in the amount of or less than the amount shown on any invoice from Capricor shall be construed as an acceptance or agreement with the amount so stated or the amount received. Either Party may recover from the other Party the amount of any overpayment or underpayment. Without limiting the generality of the foregoing, Capricor may supplement any invoice it renders to Distributor hereunder for less than the full amount to which it is entitled; provided that such supplement is made within a reasonable time after the date of the invoice being supplemented.

8.5Audit.  Capricor shall have the right to audit Distributor’s books and records to the extent necessary to determine Distributor’s compliance with the terms and conditions of this Agreement. Capricor may use independent auditors who may participate fully in such audit. Such independent auditors shall enter into an agreement with the Parties hereto, on terms that are agreeable to both Parties hereto, under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit. Any such audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with the operations of Distributor. Capricor may perform such an audit one time in each twelve-month period during the term of this Agreement and one time within two (2) years following the expiration of the term; provided that Capricor may perform an additional audit at any time if the preceding audit reveals a failure to conform to the terms and conditions of this Agreement. Each audit shall begin upon the date specified by Capricor in a notice to the Distributor a minimum of fifteen (15) days prior to the commencement of the audit and shall be performed diligently and in good faith and shall be completed within a reasonable period of time. If the results of the audit reveal an underpayment to Capricor of more than five percent (5%), then the costs of the audit shall be borne by Distributor.

9.ACCEPTANCE AND REJECTION OF PRODUCTS

9.1Acceptance and Rejection.  Distributor shall inspect all shipments of the Products promptly upon Delivery thereof. In the event of any damage, visible defect, shortage or discrepancy in or to a shipment of the Products, Distributor shall inspect all incoming shipments as soon as reasonably practicable and, no later than ten (10) days after the Delivery (the “Rejection Period”), promptly report the same to Capricor and furnish such written evidence or other documentation as Capricor may deem appropriate. Capricor shall not be liable for any such damage, visible defect, shortage, or discrepancy unless Capricor has received notice and substantiating evidence thereof from Distributor within the Rejection Period. Any Product not properly rejected within the Rejection Period shall be deemed accepted and any claims thereto, except for claims in relation to Latent Defects as provided in Section 9.4, shall be deemed waived. If any unit of a Product is shipped by Distributor to its Customer prior to expiration of the Rejection Period, then that unit shall be deemed accepted upon shipment by Distributor. If the substantiating evidence delivered by Distributor reasonably demonstrates that the damage, visible defect, shortage or discrepancy in or to a shipment of the Products meets the criteria for rejection of the Product by Distributor, Capricor shall promptly deliver additional or substitute Products to Distributor in accordance with the delivery procedures set forth herein, but in no event shall Capricor be liable for any additional costs, expenses or damages incurred by Distributor, directly or indirectly, as a result of such damage, visible defect shortage or discrepancy in or to a shipment discovered in Distributor’s acceptance inspection provided above in this Section 9.1. Such criteria for rejection of the Product shall be specified in the Quality Agreement. Capricor shall not be liable for any such damage, visible defect, shortage, or discrepancy unless Capricor has received notice and such substantiating evidence thereof from Distributor within the Rejection Period.

9.2Method of Rejection.  To reject a Product, Distributor shall, within the Rejection Period, notify Capricor in writing of its rejection and request that Capricor provide a Return Goods Authorization number (“RGA”) to Distributor and Distributor shall otherwise comply with the procedures set forth on Exhibit D, attached hereto. Capricor may elect either to have the rejected Products shipped back or to have them destroyed at Capricor's expense. If Capricor elects to have the Products returned, within ten (10) days after receipt of the RGA number, Distributor shall return to Capricor the rejected Products, freight prepaid, in their original shipping carton (if reasonably practicable) with the RGA number displayed on the outside of the carton. Provided that Capricor has provided a RGA to Distributor, Capricor reserves the right to refuse to accept any rejected Products that do not bear an RGA number on the outside of the carton. As promptly as possible, but no later than thirty (30) days after receipt by Capricor of properly rejected Products, if the Products were properly rejected due to damage, visible defect, shortage or discrepancy, Capricor shall, at Distributor’s option, either replace the Products or credit Distributor therefor. Capricor shall pay the shipping charges back to Distributor and shall credit Distributor for any prepaid shipping charges paid by Distributor for properly rejected Products, and Capricor shall be responsible for the shipping charges for any shipment of replacement Products to Distributor.

9.3Title and Risk of Loss.  Title and risk of loss of the Product will transfer from Capricor to Distributor upon Delivery of the Product.

9.4Latent Defects.   If Distributor becomes aware of any damage, defect or non-conformance to Product Specifications in or to the Products which was not discoverable at its visual inspection described in Section 9.1, Distributor shall promptly report such damage, defect or non-conformance to Capricor and furnish Capricor with such written evidence or other documentation. If the written evidence delivered by Distributor shall demonstrate that such damage, defect or non-conformance meet the criteria for the latent defect (“Latent Defect”), Capricor shall promptly deliver additional or substitute Products to Distributor in accordance with the delivery procedures set forth in Section 9.1. The criteria for the Latent Defect shall be specified in the Quality Agreement.

10.WARRANTIES; LIMITATION OF LIABILITY

10.1Product Warranty.  Capricor warrants to Distributor that, at the time of Delivery to Distributor’s Distribution Warehouse: (a) the Products have been manufactured, tested, stored and handled in accordance with the Quality Agreement; (b) the Products have been manufactured to the Product Specifications set forth on its packaging and the written instructions for use that accompany the Products; (c) the Products shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (as amended) (the “Act”) or the Regulations issued thereunder; (d) the Products shall not violate any other medical or health law, statute, Regulation or directive applicable to the Products or their distribution in the Territory; (e) the Products shall not violate any applicable customs, trade or environmental law, statute, Regulation or directive; and (f) Capricor shall have good and marketable title to all Products free and clear of all liens or encumbrances (other than any created by Distributor). If the Products fail to satisfy one of the warranty conditions (a), (b), (c), (d), (e), and (f) above, such Products shall be referred to as “Non-Conforming Products”. The warranties set forth in this Article 10 are intended solely for the benefit of Distributor. All claims hereunder shall be made by Distributor and may not be made by Distributor’s Customers. In the event any of the Products shipped to Distributor are Non-Conforming Products, Capricor will replace the Non-Conforming Products at no charge to Distributor, subject to the following:

10.1.1The Product and its package are returned to Capricor (or destroyed at its instruction), at which time they become the sole property of Capricor; and

10.1.2The Product has not been altered, mishandled, improperly stored, reprocessed, misused, or subject to unusual physical stress, nor has it been subject to temperature incursions, and the tamper proof seal has not been removed.

10.2Disclaimer.  THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE) OR

OTHERWISE, SHALL CAPRICOR BE LIABLE TO DISTRIBUTOR FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

10.3Limitation of Liability. [***].

10.4     Capricor shall not be liable with respect to any Product labeling or package inserts provided or used by Distributor or for any noncompliance with the foregoing due to the handling or packaging of Products by Distributor in a manner inconsistent with Capricor’s instructions.

10.5 Capricor’s warranty shall not apply to or cover any Product which Capricor can demonstrate has not been stored under the required conditions after Delivery of the Products, or to any Product that has in any way been affected by handling or distribution by anyone other than Capricor after Delivery of the Products, or any adulteration occurring after Delivery of the Products unless this has been directed by Capricor.

11.INDEMNIFICATION

11.1By Distributor.  In addition to any indemnification obligation described elsewhere in this Agreement, Distributor shall indemnify, defend and hold harmless Capricor and the Capricor Indemnified Parties (as hereinafter defined) from and against and in respect of (a) any and all claims by, and liabilities to, third parties (“Third-Party Claims”) asserted against or incurred by Capricor or any of the Capricor Indemnified Parties, and (b) any and all expenses, interests, fines, penalties, damages or other liabilities payable to third parties (including reasonable fees and expenses of counsel, travel costs and other out of pocket costs) by Capricor or any of the Capricor Indemnified Parties in connection with actual, pending or threatened litigation or other proceedings regarding such Third-Party Claims (“Expenses”), in each instance that arise out of or relate to:

11.1.1 any tort claim (including any claim for personal injury, wrongful death or property damage) to the extent such claim arises from any negligent act or omission or willful misconduct by Distributor (or its employees, agents, subdistributors, or contractors) in the course of its performance pursuant to this Agreement, including any misrepresentation concerning the characteristics or method of usage of Products or relating to the storage, handling or delivery of Products;

11.1.2    the creation, extension or alteration of any warranty, representation or obligation by Distributor or any of its agents, employees, representatives or subdistributors, which is inconsistent with the provisions of this Agreement;

11.1.3   any action taken or omitted to be taken by Distributor or Distributor’s agents, employees, representatives or subdistributors which is inconsistent with the provisions of this Agreement;

11.1.4   claims arising from the use of materials created or prepared by or on behalf of Distributor without obtaining the written approval of Capricor;

11.1.5any violation by Distributor, its agents, employees, representatives or subdistributors of any law, Regulation or order of any Governmental Authority in the Territory applicable to Distributor including, without limitation, any sale or import of the Products into any countries or regions outside the Territory;

11.1.6any material breach by Distributor of this Agreement or any of the   representations, warranties or covenants of Distributor contained in this Agreement; and

11.1.7 any actual or alleged patent, copyright or trademark infringement, or misappropriation or violation of any other proprietary right, arising out of Distributor's performance pursuant to this Agreement (but not arising out of or relating to any of the proprietary rights in the Products as delivered);

provided that this Section 11.1 shall not apply to any Third-Party Claim or Expense to the extent that the Parties agree, or it is finally determined pursuant to Article 10 that the Third-Party Claim or Expense is within the scope of Capricor’s indemnity obligation set forth in Section 11.2 below. The "Capricor Indemnified Parties" shall mean and include (i) Capricor’s Affiliates (ii) the respective directors, officers, agents and employees of and counsel to Capricor and its Affiliates, (iii) each other Person, if any, controlling Capricor or any of its Affiliates, and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.

11.2By Capricor.  In addition to any indemnification obligation described elsewhere in this Agreement, Capricor shall indemnify and hold Distributor and the Distributor Indemnified Parties (as hereinafter defined) harmless from and against, and in respect of, any and all Third-Party Claims asserted against or incurred by, and any and all Expenses payable by, Distributor or any of the Distributor Indemnified Parties that arise out of or relate to:

11.2.1any actual or alleged breach of any warranty (including written warranties included within the Product packaging) or obligation, if any, accompanying the Products, subject to the limitations provided in Section 10.3;

11.2.2the creation, extension or alteration of any warranty, representation or obligation by Capricor or any of its agents, employees or representatives which is inconsistent with the provisions of this Agreement;

11.2.3any action taken or omitted to be taken by Capricor or Capricor’s agents, employees or representatives which is inconsistent with the provisions of this Agreement;

11.2.4  claims arising from the use of materials created or prepared by or on behalf of Capricor.

11.2.5 death or bodily injury to patients on whom a Product was properly used in accordance with the instructions for use accompanying the Product; provided, however, that such indemnification shall not apply to the extent that such death or personal injury was caused by (a) any breach of this Agreement by Distributor; (b) any act of negligence, willful misconduct or intentional act or omission to act by Distributor, its agents, employees, representatives, subdistributors, Customers and/or the hospital at which the Product was used, its employees, medical staff, contractors, agents and the medical personnel administering the Product; or (c) any material violation of any applicable Regulations by Distributor. Capricor will be entitled to offset from its indemnification obligation described herein all collateral sources, including amounts covered by third-party payers or any other source.

11.2.6any violation by Capricor of any Regulation, law or order of any Governmental Authority in the Territory applicable to Capricor (other than to the extent that any violation is caused by the breach of this Agreement by Distributor or any of its agents, employees, representatives, subdistributors or Affiliates or any negligence or intentional act or omission of any such persons or entities);

11.2.7any material breach by Capricor of this Agreement or any of the  representations, warranties or covenants of Capricor contained in this Agreement; and

11.2.8 actual or alleged infringement or misappropriation alleged by third parties of patents, copyrights, trademarks, or other intellectual property rights by the using or selling of Product(s) (except to the extent arising from Distributor’s use or sale of the Product(s) in a manner not approved by Capricor);

provided that this Section 11.2 shall not apply to any Third-Party Claim or Expense to the extent that the Parties agree, or it is finally determined pursuant to Article 10 that the Third-Party Claim or Expense is within the scope of Distributor's indemnity obligation set forth in Section 11.1 above. The "Distributor Indemnified Parties" shall mean and include (i) Distributor's Affiliates, (ii) the respective directors, officers, agents and employees of and counsel to Distributor and its Affiliates, (iii) each other Person, if any, controlling Distributor or any of its Affiliates, and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.

11.3Neither Party shall be liable to the other or to such other Party’s Indemnified Persons for any indirect, special, consequential, punitive or incidental damages resulting from any claim arising out of this Agreement, nor shall the foregoing indemnification obligations extend to any such damages.

11.4Procedure.

11.4.1If any third party shall make any claim or commence any arbitration proceeding or suit against any one or more of Distributor’s Indemnified Parties or Capricor’s Indemnified Parties (“Indemnified Persons”) with respect to which an Indemnified Person intends to make any claim for indemnification against Capricor under Section 11.2 or against Distributor under Section 11.1 (as the case may be, the “Indemnitor”) such Indemnified Persons, (each an “Indemnitee”) shall promptly (but in no event more than thirty (30) days after learning of such Third-Party Claim) give written notice to the Indemnitor of such Third Party Claim, arbitration proceeding or suit and the following provisions shall apply. The Indemnitee shall provide the Indemnitor all information and documentation necessary to support and verify the losses so claimed and the Indemnitor and its representatives shall be given access to all books and records in the possession or control of the Indemnitee which the Indemnitor reasonably determines to be related to such Third-Party Claim. Indemnitee shall tender the defense thereof to the Indemnitor. Indemnitor shall have the right, but not the obligation, to assume sole control of the defense, settlement or disposition thereof, including, without limitation, the selection of defense counsel reasonably acceptable to Indemnitee. The Indemnitee will reasonably cooperate with the Indemnitor in the defense and settlement of all such Third-Party Claims at the Indemnitor’s request and expense. The Indemnitor will keep the Indemnitee advised concerning the relevant Third-Party Claim(s), and the Indemnitor shall not admit liability with respect thereto without the express prior written consent of the Indemnitee. A failure to promptly notify the Indemnitor of a claim shall serve to reduce the indemnity rights of the Indemnitee only to the extent that such delay or failure to promptly notify the Indemnitor actually prejudiced or damaged the Indemnitor’s defense of the claim. If the Indemnitor elects to assume any such defense, the Indemnitor shall not be liable for any legal or other expenses subsequently incurred directly by the Indemnitee in connection with such defense.

11.4.2    So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with this Article 11, (a) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor, and (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed; provided, however, that such consent of the Indemnitee will not be required if the judgment or settlement contains a full release of claims against the Indemnitee with no admission of liability or wrongdoing. Notwithstanding any other provision of this Section 11.4, if an Indemnitee withholds its consent to a bona fide settlement offer, where, but for such action, the Indemnitor could have settled such Third-Party Claim, the Indemnitor will be required to indemnify the Indemnitee only up to a maximum of the bona fide settlement offer for which the Indemnitor could have settled such Third-Party Claim.

11.4.3 If the Indemnitor does not assume and conduct the defense of any such Third Party Claim for which it is obligated to provide indemnification under Section 11.4.1 or Section 11.4.2 (as applicable), notwithstanding anything to the contrary in this Agreement, (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement in any manner the Indemnitee may deem reasonably appropriate and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor, and (b) the Indemnitor shall remain liable to indemnify the Indemnitee for any damages, losses and expenses (including without limitation the attorney’s fee and arbitration costs) as provided in this Agreement.

11.5Entire Obligations.  The foregoing provisions of this Article 11 state the entire obligations of the Parties and the exclusive remedy of the Parties and any Indemnified Persons with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or the use or sale of the Products.

12.NOTIFICATIONS

12.1Safety Notifications. In case a Product is potentially deviating from Capricor’s Product Specifications, or under any other circumstance where such Product might cause, or already has caused, harm to a patient, user or other person, each Party shall notify the other Party in writing (“Safety Notification”), irrespective of the time or location of detection of the potentially faulty Product, as soon as the respective party gains knowledge of such. It is Capricor’s sole right and responsibility to file safety reports or vigilance reports to any legal authority for the Products in order to comply with the applicable Regulations in the Territory. Nothing in this Agreement shall prevent Distributor from complying with any applicable law or Regulation that requires Distributor to report medical incidents, provided that Distributor shall concurrently provide Capricor with a copy of any such reports. Safety Notifications and any other complaints with respect to the Product are to be promptly delivered to the following addresses:

Capricor Therapeutics, Inc.	NS PHARMA, INC.
10865 Road to the Cure Suite 150 San Diego, CA 92121	140 East Ridgewood Ave, Suite 280S Paramus, NJ 07652 Attn: Director of Regulatory Affairs

Attn: Director of Regulatory Affairs With a copy to: General Counsel 8840 Wilshire Blvd., 2nd Floor Beverly Hills, CA 90211

12.2Statements.  In the event of an actual or alleged defect of a Product, Distributor or its representatives or agents shall not make any statement as to the cause, before having informed Capricor and having received Capricor’s written report on the initial analysis of the defect, which shall be provided by Capricor within thirty (30) days after its receipt of notification from Distributor, and shall then not render statements different from or in addition to the results of such analysis. Notwithstanding the foregoing, Distributor shall be free to make such reports as are required by applicable law. Unless otherwise proscribed by law, Distributor shall concurrently provide Capricor with a copy of any report filed pursuant to this Section.

12.3Product Recalls.  If either Party believes that a recall of any Product in the Territory is desirable or required by Regulations in the Territory or elsewhere, it shall immediately notify the other Party. The Parties shall then discuss reasonably and in good faith whether such recall is appropriate or required and the manner in which any recall should be handled. Notwithstanding Section 10.3, if the reason for such recall is finally determined to have been caused due to Capricor’s gross negligence, willful misconduct or breach of this Agreement, Capricor shall reimburse Distributor for all of the costs and expenses actually incurred by Distributor in connection with such recall. If the reason for such recall is finally determined to have been caused due to Distributor’s gross negligence, willful misconduct or breach of this Agreement, Distributor shall reimburse Capricor for all of the costs and expenses actually incurred by Capricor in connection with such recall. Any Product Recall shall be conducted in accordance with the relevant provisions set forth in the Quality Agreement.

12.4Remedial Actions.  It is Capricor’s exclusive right and obligation to issue recalls, safety alerts, advisory notices or similar remedial actions with respect to the Product. In such case, Capricor and Distributor shall each support and fully cooperate with each other to comply with all applicable laws and Regulations. Furthermore, in such case, Distributor shall notify its Customers and, upon Capricor’s request, retrieve identified Products. Notwithstanding the foregoing, Distributor shall be free to take any actions required by applicable Regulations. Unless otherwise proscribed by law, Distributor shall concurrently inform Capricor about all actions taken by Distributor in connection with any remedial actions.

12.5Material Safety Risk. In the event that Capricor determines in good faith that the continued manufacture and sale of the Product poses a material safety risk to patients, Capricor shall immediately give notice of such a material safety risk to Distributor and discuss suspension of the continued sale of the Product. If Distributor disputes suspension of the continued sale of the Product, such matter shall be submitted to the JSC and the JSC shall attempt to resolve the dispute; provided that if the JSC is unable to resolve such dispute thereunder within thirty (30) days of referral to the JSC, then such dispute shall be submitted to Expert Determination pursuant to Section 18.3.2. Capricor will consider in good faith the determination of the expert, but, if after applying sound scientific judgment and acting only in the interest of patient safety without consideration for any other business reasons Capricor is unable to accept such determination, Capricor shall have the final decision-making authority regarding whether a material safety risk exists and suspension of the continued sale of the Product, and its decision with respect thereto shall not be subject to appeal. For clarification, this Agreement shall continue in effect during such suspension of the continued sale unless terminated in accordance with any provisions of this Agreement. During such suspension of the continued sale of the Product, the performance of Distributor’s obligations hereunder shall be suspended except as required to be performed by applicable laws, Regulations or Governmental Authority. When the suspension of the continued sale of the Product is lifted and the sales of the Product resumes, the suspension of the performance of these obligations shall be lifted, provided that the Parties shall agree on when the sales of the Product will resume and discuss the amendment of this Agreement.

13.PROPERTY RIGHTS AND CONFIDENTIALITY

13.1Property Rights.  Distributor agrees that Capricor and/or its Affiliates own all right, title, and interest in the Product and in all of Capricor’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation and/or use of the Products. The use by Distributor of any of these property rights is authorized only for the purposes set forth in this Agreement, and upon termination of this Agreement for any reason, such authorization shall cease.

13.2Transfer Conveys No Right to Manufacture or Copy.  The Products are being transferred hereunder by Capricor subject in every case to the condition that such transfer does not convey any license, expressly or by implication, to manufacture, duplicate, modify or otherwise copy or reproduce the Product. Distributor shall take appropriate steps with its subdistributors and Customers, as Capricor may request, to inform them of and assure compliance with the restrictions contained in this Section 13.2.

13.3Confidentiality.

13.3.1   This Agreement applies to all Confidential Information disclosed by a Party (the “Disclosing Party”) and/or its Affiliates to a receiving Party (the “Receiving Party”). “Confidential Information” means confidential and/or proprietary information of the Disclosing Party and its licensors and Affiliates, whether in written, printed, verbal or electronic form, including, without limitation: (a) research and development activities, preclinical study information, clinical trial information and data, results, product design details and specifications, manufacturing processes, CMC development, protocols, technology and know-how, regulatory processes and information, sales and marketing plans, finances and business forecasts, procurement requirements, vendor information, customer lists, personnel information, and strategic plans; (b) other information that the Disclosing Party identifies in writing as confidential to the Receiving Party; (c) information that the Receiving Party knows or has reason to know is confidential or proprietary information of the Disclosing Party; (d) information which is of such a nature or the manner or circumstance in which such information is disclosed is such that it may be reasonably inferred to be confidential and/or proprietary to the Disclosing Party; and (e) all notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or its representatives to the extent they contain, reflect or are based upon, in whole or in part, Confidential Information of a Disclosing Party furnished to the Receiving Party or its representatives in connection with this Agreement by or on behalf of the Disclosing Party and (f) information obtained during an audit or tour of the Disclosing Party’s (or its Affiliates’ facility).

13.3.2     Restriction on Use and Disclosure.  Distributor and Capricor each agree that during the term of this Agreement and for a period of seven (7) years after the termination hereof, to hold the Disclosing Party’s Confidential Information in confidence and not to use it in any way for their own account or for the account of any third party, nor disclose to any third party, any Confidential Information of the Disclosing Party, except as specifically permitted or required for their respective performances hereunder. Distributor and Capricor each agree to take all necessary measures to prevent any disclosure of the other Party’s Confidential Information and to ensure compliance with the above obligations by its employees, agents, contractors, subdistributors, or consultants. Distributor shall not publish any technical description of the Products beyond the description published by Capricor. Distributor shall not manufacture or have manufactured any pharmaceutical or biologic product utilizing any of Capricor’ Confidential Information and shall not alter, amend or modify all or any part of the Product. The Receiving Party shall be responsible for any unauthorized use or disclosure of the Confidential Information by the Receiving Party's employees, agents, contractors, representatives, subdistributors, directors, or consultants.

13.3.3   Mutual Nondisclosure Agreement.   The Parties have executed that certain Mutual Nondisclosure Agreement dated [***], a copy of which is attached hereto as Exhibit E (the “NDA”). The terms and conditions of the NDA are incorporated herein as though set forth in full and shall be applicable to the obligations of the Parties in connection with the use and protection of the Parties’ Confidential Information hereunder. In the event of a conflict between the terms and conditions of the NDA and this Agreement, the terms and conditions of this Agreement shall control. For clarification, (i) Confidential Information shall not include the information specified in Section 1.2 of the NDA and (ii) if the disclosure is legally compelled, such disclosure shall be subject to Article 7 of NDA.

14.TRADEMARKS

14.1License.

14.1.1 During the term of this Agreement, Distributor shall have:

(a)the exclusive, non-transferable right to indicate to the public that it is the exclusive distributor of the Product in the Territory; and

(b)the right to advertise, sell, distribute, promote, and market such Product in the Territory under the Trademarks listed on Exhibit B, provided such Trademarks are used by Distributor in accordance with Capricor’s standards, specifications and instructions, but in no event beyond the Term of this Agreement.

(c)      Notwithstanding the foregoing, Distributor may sublicense such rights to the approved subdistributors including NS Pharma, subject to the provisions set forth in Section 4.2.

14.1.2 Except as set forth in this Section 14.1, nothing contained in this Agreement shall grant to Distributor any right, title, or interest in the Trademarks, and all goodwill accruing from the use of the Trademarks shall inure solely to the benefit of Capricor. At no time during or after the term shall Distributor, directly or indirectly, challenge or assist others to challenge the Trademarks or the registration thereof. Distributor shall afford Capricor reasonable opportunities during the term hereof to inspect and monitor the activities of Distributor in order to ensure Distributor’s use of the Trademarks in accordance with Capricor’s standards and instructions. Distributor shall acquire no right, title or interest in such

Trademarks other than the foregoing limited license and all rights in the Trademarks shall be in the name of Capricor and/or its Affiliates, and Distributor shall not use any Trademarks as part of Distributor’s corporate or trade name or permit any third party to do so without the prior written consent of Capricor. In the event Capricor determines in its sole discretion that it is necessary or advisable to enter into a Registered User Agreement or a similar document in connection with protection of such Trademarks, Distributor shall enter into such an agreement.

14.2Registration.  Capricor, in its sole discretion, shall determine whether to register the Trademarks in the Territory. In addition, in the event Capricor believes that it is advisable to effect any filing or obtain any governmental approval or sanction for the use by Distributor of any of the Trademarks pursuant to this Agreement, the Parties shall fully cooperate in order to do so. All expenses relating to the registration of the Trademarks in the Territory, as well as the making of any filings or obtaining any governmental approvals for the use by Distributor of the Trademarks shall be borne by Capricor.

14.3Markings.  Distributor shall not, without the prior written consent of Capricor, remove or alter any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Product or containers or packages.

14.4Infringements.  Distributor shall promptly notify Capricor of any use by any third party of the Trademarks or any similar marks which may constitute an infringement or passing off of the Trademarks. Capricor reserves the right in its sole discretion to institute any proceedings against such third party infringers and Distributor shall refrain from doing so without Capricor’ prior written consent. Distributor agrees to cooperate fully with Capricor in any action taken by Capricor against such third parties, provided that all expenses of such action shall be borne by Capricor and all damages which may be awarded or agreed upon in settlement of such action shall accrue to Capricor. If Capricor elects not to pursue any such action against a third party infringer, Distributor shall have the right, but not the obligation, to pursue such action at its own cost and expense and shall be subject to Capricor’s consent, not to be unreasonably withheld. In such case, the costs to be borne and allocation of any recovery  Distributor is awarded for any action against the third party infringer shall first be allocated to reimburse Distributor for costs and expenses incurred under such action, and any remaining amounts shall be allocated between the Parties as agreed between the Parties prior to Distributor’s initiation of such action.

14.5Termination of Use.  Distributor acknowledges the proprietary rights of Capricor and/or its Affiliates in and to the Trademarks and any trade names regularly applied by Capricor to the Product, and Distributor hereby waives in favor of Capricor all rights to any trademarks, trade names, trade dress, and logotypes now or hereafter originated by Capricor, and all goodwill accruing from the use of any of the foregoing shall inure solely to the benefit of Capricor. Distributor shall not adopt, use or register any words, phrases or symbols which are identical to any of such trademarks, trade names, trade dress or logotypes. Upon termination of this Agreement, Distributor shall cease and desist from use of the Trademarks in any manner. In addition, Distributor hereby empowers Capricor and agrees to assist Capricor, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting Distributor to use the Trademarks in the Territory.

14.6Approval of Representations.  All representations of Capricor’s Trademarks that Distributor intends to use shall first be submitted to Capricor for written approval of design, color, and other details or shall be exact copies of those used by Capricor.

15.       TERM AND TERMINATION

15.1Term.  Unless sooner terminated under the provisions of this Article 15 or any other termination provision contained elsewhere in this Agreement, the term of this Agreement shall commence on the date of mutual execution hereof and shall continue in full force and effect until [***]. Thereafter, the term of this Agreement may be extended upon the mutual agreement of the Parties, in writing. for successive periods of one (1) year each unless otherwise terminated in writing by either Party. If the Agreement is extended, the Parties may discuss reducing the Supply Price of the Product.

15.2Termination

           15.2.1  Termination By Capricor.   In addition to any termination provisions contained elsewhere in this Agreement, Capricor shall have the right to terminate this Agreement by written notice to Distributor in the following circumstances:

(i)Distributor shall have failed to pay all undisputed amounts for its purchases of Products in accordance with Article 8 or breached any other monetary obligation hereunder, which failure is not cured within sixty (60) days after receiving notification thereof from Capricor; provided, however, that all amounts that are subject to a bona fide dispute (“Disputed Amounts”) raised by a Party in writing within such sixty (60) day period may be withheld from the specific invoice to which it relates and submitted first to the JSC for resolution, and if not resolved, then to General Arbitration pursuant to Section 18.3.1. hereof. All Disputed Amounts that Distributor subsequently agrees in writing to pay or that are required to be paid pursuant to a proper arbitration determination shall be paid within thirty (30) days from the date of such agreement or determination.

(ii)Distributor shall have breached a material obligation (other than under Section 15.2.1) under this Agreement and failed to cure such breach within ninety (90) days after receiving notice thereof from Capricor; provided, however, that if there is a bona fide dispute as to any non-monetary obligation raised by a Party in writing within such ninety (90) day period, such dispute shall first be submitted to the JSC for resolution, and if not resolved, then to General Arbitration pursuant to Section 18.3.1 hereof.

(iii)In the event Distributor shall have failed to pay any monetary amounts or failed to cure any non-monetary obligation after determination by the arbitrator that it is obligated to do so, Capricor shall have the right to terminate this Agreement upon thirty (30) days’ written notice thereof by Capricor to Distributor.

(iv) 　Upon ten (10) days’ written notice, in that event that any Regulation or Governmental Authority enactment or decree suspends or prohibits the performance by Capricor of its obligations hereunder, and, after using Commercially Reasonable Efforts to do so, Capricor is unable to resume its responsibilities hereunder.

15.2.2  Termination By Distributor.  In addition to any termination provisions contained elsewhere in this Agreement, Distributor shall have the right to terminate this Agreement by written notice to Capricor in the following circumstances:

(i)  Capricor shall have breached a material obligation under this Agreement and failed to cure such breach within ninety (90) days after receiving written notice thereof from

Distributor; provided, however, that if there is a bona fide dispute as to any obligation raised by a Party in writing within such ninety (90) day period, such dispute shall first be submitted to the JSC for resolution, and if not resolved, then to General Arbitration pursuant to Section 18.3 hereof.

(ii) Upon ten (10) days’ written notice, in that event that any Regulation or Governmental Authority enactment or decree suspends or prohibits the performance by Distributor of its obligations hereunder, and, after using Commercially Reasonable Efforts to do so, Distributor is unable to resume its responsibilities hereunder.

15.2.3 Either Party may terminate this Agreement immediately upon written notice to the other Party if:

(i)The other Party shall be or become bankrupt or insolvent or if there are instituted by or against it proceedings in bankruptcy or under insolvency laws or for its reorganization, receivership, liquidation or dissolution;

 (ii)The Product is adjudicated to infringe the intellectual property of a third party and it is not commercially or technically feasible for Capricor or Distributor to obtain a license from the third party or to replace or modify the Product so that it is no longer infringing any third party’s intellectual property rights or such replacement or modification of the Product is not acceptable for Distributor.

15.2.4   Termination for Change of Control. [***].

15.3Rights and Obligations on Termination.  In addition to any provision contained elsewhere in this Agreement, in the event of termination of this Agreement for any reason, the Parties shall have the following rights and obligations:

15.3.1   Termination of this Agreement shall not release the Parties from the obligation to make payments of all amounts then due and payable, including, without limitation, any Supply Price payments, Transfer Price payments and Milestone payments accruing through the date of such termination or expiration.

15.3.2  Subject to any provision contained elsewhere in this Agreement, Capricor shall have the right at its option to either (i) cancel any or all accepted Purchase Orders which provide for delivery after the effective date of termination; or (ii) continue to fulfill, subject to the terms of Section 7.4 above, all orders accepted by Capricor prior to the effective date of termination which specify a Delivery Date no later than ninety (90) days after the acceptance of such order, provided that Capricor shall continue to fulfill orders accepted by Capricor prior to the effective date of termination to enable Distributor to fulfill its remaining obligations under any orders which have been given to Distributor prior to the applicable notice of termination, and provided further, that (i) Distributor is in material compliance with Distributor’s obligations under this Agreement; and (ii) Capricor is otherwise not restricted in its ability to sell additional Products to Distributor

15.3.3   In case of termination by Capricor pursuant to Section 15.2.1 (i), (ii) or (iii) or Section 15.2.3(i), Capricor shall have the right, but not the obligation, to repurchase all or any part of the inventories of Products in Distributor’s possession as of the termination date at Capricor’s invoiced Transfer Price to Distributor for such Products, less freight to Capricor’s place of business. Capricor shall exercise its option under this subsection by notifying Distributor in writing no later than fifteen (15) days after the effective termination date. In case of any termination other than a termination by Capricor specified above in this Section 15.3.3, Capricor shall (i) repurchase all or any part of the inventories of Products in Distributor’s possession as of the termination date which are unsold, not expired and which have been properly stored and maintained at Capricor’s invoiced Transfer Price to Distributor for such Products, and (ii) bear the cost of the freight of the Products to be repurchased by Capricor to Capricor’s designated place of business.

15.3.4   In the event Capricor exercises its right to terminate this Agreement pursuant to the foregoing termination provisions, Capricor shall continue to sell Products to Distributor to enable Distributor to fulfill its remaining obligations under any orders which have been given to Distributor prior to the applicable notice, provided that (i) Distributor is in material compliance with the terms and conditions of this Agreement; and (ii) Capricor is otherwise not restricted in its ability to sell additional Products to Distributor.

15.4Remedies Cumulative.  Any rights or remedies provided by this Agreement to either Party shall be cumulative and in addition to any rights or remedies such Party may have at law, or in equity, or under any other agreements between the Parties.

15.5Return of Materials.  All of the trademarks, trade names, packaging, photographs, samples, literature and sales aids of every kind of Capricor and/or its Affiliates shall remain the property of Capricor and/or its Affiliates, as applicable. Within thirty (30) days after the termination of this Agreement, Distributor shall prepare all such items in its possession for shipment, as Capricor may direct, at Capricor’ expense. Distributor shall not make, use, dispose of, or retain any copies of any Confidential Information or items which may have been entrusted to it except for those materials necessary to satisfy its regulatory obligations. Effective upon the termination of this Agreement, Distributor shall cease to use all of Capricor’s trademarks, marks, trade names, data, and literature of every kind.

16.FORCE MAJEURE.  The obligations of either Party to perform under this Agreement shall be excused during each period of delay caused by matters (not including lack of funds or other financial causes) such as fires, floods, explosions, accidents, acts of God, war, riots, strikes, lockout or other concerted acts of workers, pandemic, communicable diseases, acts of Governmental Authorities, supplier delays, shortages of raw materials, actions or failures to act by Governmental Authorities, and Government orders, in each case that are reasonably beyond the control of the Party obligated to perform; provided that nothing contained in this Agreement shall affect either Party's ability or discretion with respect to any strike or other employee dispute or disturbance and all such strikes, disputes or disturbances shall be deemed to be beyond the control of such Party. A condition of force majeure shall be deemed to continue only so long as the affected Party shall be taking all reasonable actions necessary to overcome such condition. If either Party shall be affected by a condition of force majeure, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party's estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of force majeure. Any delay occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of force majeure, the Party that is not directly affected by such condition of force majeure shall be entitled to take any reasonable action necessary to mitigate the effects of such condition of force majeure.

17.RIGHT OF FIRST REFUSAL; RIGHT OF FIRST NEGOTIATION

[***]

18.   DISPUTE RESOLUTION

18.1General.  Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Article 18, which shall be the sole and exclusive procedures for the resolution of any such disputes.

18.2Escalation.  The Parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this mediation and arbitration provision) promptly by negotiations between executives of each Party who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response.  The notice and the response shall include (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the notifying Party's notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. All applicable limitation periods and defenses based upon the passage of time shall be automatically tolled while the negotiations pursuant to this section are pending.

18.3Arbitration.

   18.3.1   General Arbitration.

                         (a)   Except as controlled by Section 18.3.2, any matter submitted to arbitration pursuant to any provision contained in this Agreement or any dispute arising out of or relating to this Agreement or its breach, termination or validity, including whether the claims asserted are arbitrable, which has not been resolved by the specified binding procedure pursuant to Section 18.2 within sixty (60) days of the initiation of the date of delivery of notice shall be settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), except as modified in this Agreement, in effect on the date of this Agreement, by three independent and impartial arbitrators, one of whom shall be appointed by each Party and the third by the two appointees. The arbitration and this arbitration clause shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York or Los Angeles, California and shall be determined by the Party that initiated the arbitration. The arbitrators may award attorneys' fees in their discretion. Otherwise, the arbitrators are not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover such damages.

      (b)    The Parties may request limited discovery in accordance with the IBA Rules on the Taking Evidence in International Arbitration. In addition, the Parties hereby confirm that (i) the arbitrators shall have the power to compel the production of documents at their discretion, (ii) in principle, discovery shall be limited to the minimum necessary scope to allow the Parties a reasonable opportunity to present their cases and fairly establish the facts of the dispute, and (iii) any request for production of documents made by a Party shall be sufficiently detailed in its description of the requested document and accompanied by a statement explaining how such document is relevant to the dispute and why the requesting party believes the requested document is in the possession of the other Party. The statute of limitations of the State of New York shall apply with respect to any notification of a dispute under this Agreement and shall be extended until commencement of arbitration if all interim deadlines have been complied with by the notifying Party.

18.3.2     Expert Determination.  If the Parties, through the JSC or otherwise, are unable to agree on Minimum Sales Requirements, forecasts, the pricing and applicable discount ranges for the Products and a material safety risk, either Party may submit such dispute to binding Expert Determination for resolution in accordance with the following provisions:

  (a)The submitting Party shall notify the other Party of its decision to initiate the Expert Determination proceeding pursuant to this Section 18.3.2 through written notice.

    (b)Within ten (10) days following receipt of such notice, the Parties shall use Commercially Reasonable Efforts to agree on an independent third party expert with at least ten (10) years of experience in the marketing, sales and distribution of pharmaceutical compounds or products. If the Parties cannot agree on such expert within such time period, each Party shall nominate one independent expert within such ten (10)-day period, and the two experts so selected shall nominate the presiding expert (the “Presiding Expert”) within ten (10) calendar days of their nomination. No person nominated by a Party or appointed by the experts shall be entitled to act as the Presiding Expert unless such person has at least ten (10) years of experience in the marketing, sales and distribution of pharmaceutical compounds or products. Any person appointed or selected as the Presiding Expert in accordance with the above provisions shall be entitled to act as such expert provided that before accepting such appointment, the proposed Presiding Expert shall have fully disclosed in writing any interest or duty which conflicts or may conflict with the function under the appointment and/or may prejudice an opinion. No person shall, without the prior written agreement of both Parties, be appointed as expert who is, or has been, an employee of either Party or either Party’s Affiliate or who is, or has been, a consultant to or contractor of either Party or either Party’s Affiliate or who holds any financial interest in either Party or either Party’s Affiliate. No person shall be appointed as a Presiding Expert who has not agreed to hold in confidence any and all information furnished by the Parties in connection with the dispute and the existence of the dispute and the outcome thereof.

    (c) Within ten (10) days of its appointment, the Presiding Expert shall set a date for the hearing, which date shall be no more than thirty (30) days after the date the Presiding Expert has accepted the appointment.

   (d) The Expert Determination shall be in an accelerated form; accordingly, at least fourteen (14) calendar days prior to the hearing, each Party shall provide the Presiding Expert with a proposed resolution, along with supporting documentation (each, a “Proposed Resolution”) to the issue in question. Such Proposed Resolution may be no more than thirty (30) pages, single spaced, single-sided

(inclusive of any graphs or exhibits, and secondary materials), and must clearly provide and identify the Party’s position with respect to the disputed matter(s) (“Position”);

    (e)After receiving both Parties’ Proposed Resolutions, the Presiding Expert will distribute each Party’s Proposed Resolution to the other Party. Seven (7) calendar days in advance of the hearing (described in clause (f) below), the Parties shall submit to the Presiding Expert and exchange response briefs of no more than ten (10) pages, with the same rules applied as to the Proposed Resolution. The Parties’ Proposed Resolution and responsive briefs may also include or attach demonstratives and/or expert opinion based on the permitted documentary evidence, subject to the page limits. Neither Party may have any other communications (either written or oral) with the Presiding Expert other than for the sole purpose of engaging the Presiding Expert or as expressly permitted in this Section 18.3.2;

    (f)The hearing shall consist of a one (1) day hearing of no longer than eight (8) hours, such time to be split equally between the Parties, in the form of presentations by counsel and/or employees and officers of the Parties. No live witnesses shall be permitted except expert witnesses whose opinions were provided with the Parties’ briefs.  The Presiding Expert shall determine whether to hold the meeting in person, in which case it will be held in New York, New York, or by video or teleconference;

  (g)No later than ten (10) calendar days following the hearing, the Presiding Expert shall issue his or her written decision. The Presiding Expert shall take into due consideration each Party’s Position and changes in the market environment of the Product but shall be under no obligation to select one Party’s Proposed Resolution as his or her decision. The Presiding Expert’s decision shall be final and binding on the Parties and the written decision by the Presiding Expert shall constitute a binding agreement between the Parties that may be enforced in accordance with its terms. Each Party shall bear its own costs and expenses in connection with such Expert Determination, and shall share equally the experts’ fees and expenses;

(h)The violation of one of the time limits prescribed in this Section 18.3.2 by the expert shall not affect the expert’s competence to decide on the subject matter, and shall not affect the final and binding decision rendered by the expert, unless otherwise agreed by the Parties; and

                (i)The above Expert Determination shall be the exclusive and binding remedy of either Party if the Parties cannot agree on those matters designated in this Agreement as being subject to Expert Determination, with the exception of Section 12.5 regarding material safety risk.

18.3.3    Injunctive Relief.   Nothing contained in this Article 18 shall prevent either Party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to one Party or to others. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either Party's right to assert any claim or defense.

19.    PUBLICITY AND DISCLOSURES

19.1On or after the Effective Date of this Agreement, the Parties shall issue a press release substantially in a form to be agreed upon by the Parties. Thereafter, Distributor and Capricor may each disclose to third parties the information contained in such press release without the need for further approval by the other Party, provided that such information is still accurate. Any subsequent press release will contain the same accuracy and truthfulness as the original press release. No other press releases or public disclosures of the transaction contemplated by this Agreement may be made that discloses additional information about such transactions without the mutual consent of the other Party or to the extent required by applicable law, rule or regulation (including stock exchange requirements). To the extent that a release of information is required by applicable law, rule or regulation (including stock exchange requirements), the disclosing Party will use Commercially Reasonable Efforts to ensure that the content is accurate and in accordance with reasonable business standards and will, to the extent practicable, provide the other Party with advance notice of the proposed disclosure and an opportunity to review and comment upon such disclosure. A copy of this Agreement may be filed with the Securities and Exchange Commission, The New York Stock Exchange, the NASDAQ Market and/or the Tokyo Stock Exchange as required by applicable Regulations. In connection with such filing, the Parties will endeavor to obtain confidential treatment of economic and trade secret information. For clarification, subject to the foregoing provision in this Section 19.1, Distributor may cause NS Pharma to issue a press release in relation to this Agreement.

19.2The restrictions contained in Section 19.1 will not apply to any disclosures to any prospective investor, acquirer, financing source, analyst, consultant, agent, representative, successor or finder, or any licensee of Capricor, or any other third party with whom Capricor is considering entering into a commercial relationship including but not limited to business alliance or M&A provided that Capricor takes reasonable precautions to maintain confidentiality prior to disclosure. Capricor will have taken reasonable precautions for purpose of this Agreement if it obtains a written confidentiality agreement with the intended recipient containing confidentiality provisions substantially similar to those contained in Article 13 of this Agreement. Capricor shall indemnify and hold harmless the Distributor for any subsequent breach of such confidentiality agreement by such recipient. Any information that is now, or hereafter becomes generally known or available to the public will be excluded from the prohibitions of this Article 19. In addition to the foregoing, Capricor shall have the right to use without further consent, the names or marks of Distributor on Capricor’s website, corporate presentations, and in media segments, provided that Capricor shall not change or modify such names, marks, or logos of Distributor.

20.GENERAL PROVISIONS

20.1Governing Law and Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of New York, USA. The UN Convention on Contracts for the International Sale of Goods shall not apply.

20.2Entire Agreement.  This Agreement, including all exhibits attached hereto which are incorporated herein and the NDA, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the Parties as well as all proposals, term sheets, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related hereto. Distributor acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

20.3   Amendment; Modification.  No modification or amendment to any provision of, nor any consent required by, this Agreement, nor any consent to any departure by either Party there from, shall in any event be effective unless the same shall be in writing and signed by the other Party and then such modification, amendment, or consent shall be effective only in the specific instance and for the purpose for which it is given. No notice to or demand on either Party in any case shall entitle such Party to any other or further notice or demand in the same, similar or other circumstances.

20.4No Waiver.  To the fullest extent permitted by law, no failure or delay by a Party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or any other agreement referred to herein, or to exercise any right, power or remedy hereunder or thereunder or consequent upon a breach hereof or thereof, shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach, or preclude such Party from exercising any such right, power, or remedy at any later time or times.

20.5Notices.  Any notice required or permitted to be given by either Party to the other under this Agreement shall be in writing addressed to the other Party at its registered office or principal place of business or such other address as may at the relevant time have been notified pursuant to this provision to the Party giving the notice. At the time of execution of this Agreement, notices shall be given as follows:

If to Distributor:

[***]

If to Capricor:With a copy to:

Capricor Therapeutics, Inc. General Counsel

10865 Road to the Cure8840 Wilshire Blvd., 2nd Floor

Suite 150Beverly Hills, CA 90211

San Diego, CA 92121

[***][***]

20.6Assignment.  Distributor agrees that its rights and obligations under this Agreement may not be transferred or assigned, directly or indirectly, without the prior written consent of Capricor. Capricor shall be entitled to assign any or all of its rights and obligations hereunder to any other person or entity excluding any company that had or has been in litigation with Distributor in the period three (3) years prior to the Effective Date of this Agreement to the time of the intended assignment by Capricor, provided that such assignee shall assume all of Capricor’s obligations hereunder. Any prohibited assignment shall be null and void. For purposes of clarity, nothing contained herein shall restrict or be construed to limit Capricor’s right or the rights of a third party to enter into an acquisition agreement or other form of corporate transaction with Capricor, including, without limitation, a sale, merger, sale of substantially all assets, or change of control of Capricor.

20.7Counterparts.  This Agreement shall be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern. All correspondence, documents and communications of any kind made under this Agreement shall be made in the English language.

20.8Severability.  If any provision of this Agreement is held to be invalid, illegal, void or otherwise unenforceable in any jurisdiction by reason of any rule of law, administrative decision, judicial decision, public policy or otherwise, such provision shall be ineffective in such jurisdiction to the extent of such invalidity, illegality, voidness or unenforceability without affecting, impairing or invalidating any remaining provisions of this Agreement. Any such invalid, illegal, void or otherwise unenforceable provisions shall be replaced by valid enforceable substitute provisions that are as similar as possible to such invalid, illegal, void or otherwise unenforceable provisions with respect to the economic and other commercial effects upon the Parties, which substitute provisions shall be established pursuant to the dispute resolution procedure set forth in Article 18.

20.9Headings; Captions.  The headings and captions of this Agreement are for convenience and reference only and are not to be used to explain, modify, amplify or interpret this Agreement.

20.10Binding Effect.  Subject to the limitations on assignment contained in Section 20.6 above, this Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, personal representatives, successors, and assigns.

20.11Authorization.  If any signatory hereto is executing this Agreement on behalf of an entity, such individual represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said entity and that this Agreement is binding upon said entity in accordance with its terms.

20.12Survival.  Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 1, 2.5, 4.2, 5.2.4, 5.5.2, 5.5.4, 5.7.1, 5.7.2, 5.9.2, 5.13, 5.15, 5.17, 6.6, 8.1.3, 8.2, 8.3, 8.5, 10.2, 10.3, 10.5,  11, 12.1, 12.2, 12.3, 12.4, 13.3, 14.1.2, 14.5, 15.3, 18, 19.1 and 20 shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions contained therein, provided that (i) the provisions of Sections 2.5, 5.5.2 and 5.7.2 shall survive the expiration or termination of this Agreement for three (3) months, (ii) the provisions of Sections 5.5.4 and 5.9.2 shall survive the expiration or termination of this Agreement for twelve (12) months and (iii) the provisions of Sections 5.2.4, 5.7.1, 8.1.3, 8.2 and 8.3 shall apply only to the payment obligations accruing through the date of the expiration or termination of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CAPRICOR THERAPEUTICS, INC.NIPPON SHINYAKU CO., LTD.

By: /s/ Linda Marban_______________By: _/s/ Toru Nakai__________________

Name: Linda MarbánName: Toru Nakai

Its: Chief Executive OfficerIts: President

Date: _January 25, 2022_____________　　　Date: _January 25, 2022______________

LIST OF EXHIBITS

EXHIBIT APRODUCT PRICING

EXHIBIT BTRADEMARKS

EXHIBIT CSALES MILESTONES

EXHIBIT DPROCEDURES FOR PRODUCT RETURNS

EXHIBIT ENONDISCLOSURE AGREEMENT

EXHIBIT A

PRODUCT PRICING

Transfer Price

During the term of the Agreement, Distributor shall pay to Capricor a Transfer Price for each unit of Product sold to Distributor, which price shall be [***].

Supply Price

During the term of the Agreement, Distributor shall pay to Capricor [***].

Net Sales

“Net Sales” means the gross amounts billed or invoiced with respect to sales of the Product by Distributor, Distributor’s Affiliates, agents, representative or subdistributors to any Customer within the Territory during the term of this Agreement, calculated in the same manner as reported in such entity’s audited financial statements, less the following to the extent actually incurred:

(a)Credits, refunds or allowances granted upon returns, rejections or recalls and for retroactive price reductions or billing errors;

(b)Rebates, chargeback payments or credits or other equivalents thereof to formularies, government or government agency programs, trade customers, managed health care organizations and pharmacy benefit managers (or equivalents thereof) to obtain listing or purchase of the applicable Products; and

(c)Bad debts, uncollectible amounts, and collection costs relating to the sale of Products that are actually written off.

EXHIBIT B

TRADEMARKS

To be determined

EXHIBIT C

SALES MILESTONES

[***]

EXHIBIT D

PROCEDURES FOR PRODUCT RETURNS

1.General Principles

All returned goods must include a Return Goods Authorization number (“RGA”) issued by Capricor. Any goods returned to Capricor without an RGA will not be eligible for credit and/or replacement, and will not be returned to Distributor. This policy applies to all returns for any reason, including but not limited to transportation errors, damaged products, defective products, product complaints and/or warranty claims.

2.Return Authorization Process

Prior to returning any Capricor product for credit consideration or product replacement, Distributor must request pre-approval for the return by contacting Capricor’s Customer Service and completing the RGA Form.

To receive an RGA, Distributor must provide all of the following information on the RGA form: (a) Distributor name; (b) lot number; (c) quantity of each item to be returned; (d) invoice number and (if available) purchase order number; and (e) reason for return.

Upon receipt of a complete RGA form, Customer Service will issue an RGA, which Distributor can use to return the goods, following the procedure in Section 3 (Return Location) below.

3.Return Location

After receiving a completed RGA from Distributor, Capricor will validate that all required information has been provided and that all conditions for return of goods have been met. Upon validation, Customer Service will confirm to Distributor that the RGA has been authorized. Within five (5) business days of receiving RGA authorization, Distributor should return the approved units (and only the approved units) to Capricor via prepaid freight to the following address:

_____________________________________________________________________________________

All returned products must be accompanied with the RGA Form in its proper protective packaging and the RGA Number must be written on outside of the box used to return the shipment.

EXHIBIT E

NONDISCLOSURE AGREEMENT